Executive Employment & Consulting Agreement

THIS AGREEMENT is dated for reference the 10th day of December 2010.

BETWEEN:

Sprott-Shaw Degree College Corp, a company incorporated under the laws of BritishColumbia, having an office at 12F, 777 West Broadway, Vancouver, BC, Canada V5Z4J7  (collectively the "Company")

AND:

         Patrick Dang of Global One Consulting Ltd.  (the "Executive")

WHEREAS:

A.	The Company is an investment holding company with business and technology schools operatingin Canada and China.

B.	The Company wishes to retain the service of the Executive on the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants hereinafter contained, the parties have agreed as follows:

1.	EMPLOYMENT

1.1	The Company hereby employs the Executive as President of Sprott-Shaw Degree College Corp. upon the tenns and conditions of the Agreement.

1.2	The Executive shall carry out such duties as the Company's board of directors and executive management may from time to time reasonably detennine, including but not limited to:

(a) Lead and manage the business and day-to-day operations;

(b) Oversee the ongoing development of the Company and its products and services, and to explore new business opportunities;

(c) Assist the Company in the implementation of corporate development strategies, company policies, procedures, financial forecasts and monitoring systems to promotethe efficientuse of the Company'sresources;

(d) Develop and implement the Company's policies, procedures, rules and regulations;

(e) Evaluate new business opportunities;

(f) Provide guidance and assistance to expand the Company's businesses to new locations;

(g) Responsible for all financial, budgetary, personnel and operational issues of the Company;

(h) Assist in the financial and budget planning, and implementation of the Company;

(i) Regular communication and liaison with the Company's vendors, suppliers, partners, regulatory bodies and employees;

(j) Explore and develop new curriculum potentials in cooperation with the Company's management team;

(k) Represent the Company in a professional manner to the public market place;

(I) Enforce all necessary policies to ensuring that the Company is operating in an ethical and professional environment;

(m) Implement business plans to ensuring that the Company operates profitably and in accordance to the pre-approved annual budget plan;

(n) The Executive will be an authorized signatory for the Company's bank accounts. As such, the Executive must exercise his judgement and discretion on all expenses approved and paid by these accounts. The Executive is responsible for all transactions from these accounts;

(o) Report to the Company's parent company's CEO in the manner and frequency as deemed necessary.

2.	TERM

2.1	The tenn of this Agreement shall be for a period of five years commencing November 17th, 2010 (the "Start Date") on a full time basis.

2.2	In this Agreement, references to UYear" mean each 12 months period commencing iTom the Start Date and each anniversary of the Start Date.

2.3	This Agreement may be renewed by mutual agreement of the parties

3.	REMUNERATION, ETC.

3.1
In consideration of the Executive's services under this Agreement, the Company shallcompensatethe Executivein accordancetothe paymentstructureas describedinSchedule A of this Agr~ent attached hereto, on a monthly basis, payable in arrears on the last calendar day of each month.

3.2	The Executive shall been titled to six weeks vacation during each year of this Agreement to be taken at a time acceptable to both parties.

3.3	The Executive shall been titled to participate in stock option plans as indicated in ScheduleA of this Agreement subject to the participation standards, regulatory policies and otherterms thereof.

3.4
The Company shalI reimburse the Executive for all reasonable and pre-agreed expenses incurred by the Executive in furtherance of the Company's business. The Executive shaIl, to the greatest extent possible, submit statements and vouchers for all expenses claimed. The Executive acknowledges that the Company will only reimburse those expenses that are reasonable or to which the Company has granted prior authorization.

3.5
The Executive will be provided with a corporate credit card and the Executive will manage such credit card with discretion and care. The Executive shall not abuse such privilege and will exercise all reasonable efforts to complete a detailed expense report each month clearly explaining the nature of each expenditure item attached thereto with the credit card monthly statement.

3.6
If the Company's board of directors should determine to insure the life of the Executive, the Executive shall cooperate with the Company and the insurer and do all reasonable things required to pennit the placing or continuance of such insurance coverage upon his life.

3.7
All payments to be made by the Company to the Executive shall be subject to Canadian statutory deductions for taxes, unemployment insurance, medical insurance, and pension contributions. If The Executive chooses to be employed on a Contractor basis, the Executive shall be responsible for his own payments to those agencies responsible for these expenses. The Executive wll seek his own legal and accountinga dvice on this matter.

4.	CONFIDENTIALINFORMATION

4.1
The parties acknowledge that the Executive, in the course of providing services to the Company, will have access to confidential information concerning the Company and its subsidiaries and, therefore, the Executive agrees that he will not, either during the term of this Agreement or upon termination of this agreement there after, divulge or utilize to the detriment of the Company any of such confidential information so obtained. The provisions of this section shalls urvive the expiry or earlier termination of this Agreement.

5.	DEVOTIONOF TIME ANDNON-COMPETITION

5.1	The Company and the Executive acknowledge that the Executive may not provide his services to any competing businesses in Canada or China while the Executive is retained by the Company.

5.2	The Executive shall devote his full time efforts and undivided attention to the Company's business as may be required to properly perform his duties here under.

5.3
During the tenn and any renewal of this Agreement, and for a period of six (6) months thereafter, the Executive agrees that he shall not engage in any other business activities or serve as an officer or director in any other company or other entity (a '"Competitor") in competition with the Company. Furthermore, the Executive shall not, directly or indirectly be interested in or compensated by any Competitor carrying on business similar to the Company and shall not own or hold any securities or other ownership interest in any such Competitor provided, however, that the Executive may own not more than 5% of the issued and outstanding capital stock of a corporation, the securities of which are listed upon a stock exchange or regularly trade over the counter

5.4	The Executive is prohibited from contacting any employees, business as sociates, suppliers, vendors and customers of the Company for aperiod of 12 months after his departure from the Company.

6.	TERMINATION OF AGREEMENT

6.1	This Agreement may only be terminated by the Company if:

(a) the Executive is dishonest in dealing with the Company or its customers or suppliers, or his conduct is in a significant way detrimental to Company's business or materially and adversely affects his abiIity to perform his duties hereunder;

(b) the Executive fails to perform assigned duties diligently and in a manner acceptable to the Company, which failure is not fully remedied by the Executive within ten business days after notice in writing thereof have been given by the Company to the Executive;

(c) the Executive breaches or causes to breach a material term of this Agreement; or

(d) the Executive is convicted of a misdemeanour or felony involving fraud or illegality,

(e) the Executive falls to generate, achieve and maintain the financial goals or performance criteria prepared by the Executive and thereupon approved by the Company.

(f) the Executive engages in any behaviour that is considered and viewed to be conduct detrimental to the Company's business and reputation.

6.2
If the Executive dies during the term or any renewal of this Agreement, the Company shall pay to the estate of the Executive the compensation which otherwise would be payable to such Executiveup to the end of the month in which the Executive's death occurs.

6.3
The Executive or the Company may terminate this agreement by giving each other six (6) months notice in writing, provided however the Executive is not currently engaged in a project that requires its sole particular expertise and knowledge. The Executive must be able to transfer/relinquish its responsibilities without creating or causing a disruption to the company's business.

7.	MISCELLANEOUS

7.1
All notices and other communications required or permitted by this Agreement to be given or made by either party to the other shall be given or made in writing and be delivered by hand or registered mail (except during a postal disruption) to the parties at the addresses set forth in this Agreement, or at such other address as the parties designate by notice in writing to the other.  Proof of delivery in such manner shall constitute proof of receipt.

7.2	This Agreement may not be assigned by either party without prior written consent of the other.

7.3	This Agreement may not be transferred or assigned to any other party under any circumstances.

7.4	This Agreement shall be construed solely under and governed by the laws of British Columbia and the law of Canada applicable therein.

7.5
This Agreement represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.  This Agreement may not be amended or otherwise modified except by an instrument in writing signed by both parties.

7.6	This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written notwithstanding its actual date of execution.

Sprott-Shaw Degree College Corp.
by its authorized signatory:

/s/ Toby Chu
Name: Toby Chu

Title: Chairman

SIGNED, SEALED AND DELIVERED by ____________________in the presence of: ____________________________________	) ) ) ) ) ) )	/s/ MR. PATRICK DANG
Signature of Witness		MR. PATRICK DANG
____________________________________
Print Name

Schedule A
Compensation Plan

From Nov 17 2010 up to Aug 31st 2011

Base Salary: $15,000 per month.

Bonus payments:

Based on the following formula calculated from the standalone audited Financial Statement of Sprott-Shaw Degree College Corp ending fiscal Aug 31st 2011:

a)	0.75% of Net Profit, add
b)	0.5% of EBITDA (Earning before Interest Tax Depreciation & Amortization), add
c)	0.25% of Gross Revenue

Since there are only 9.5 months left for F2011 from Nov 17 2010 to Aug 31 2011, bonus for F2011 will be 9.5/12 of the amount calculated above.

Other fringe benefits:

d)	100,000 Stock Option Shares consistent with the business terms and conditions of other CIBT Education Group employees
e)	Medical and health care benefit package consistent with other senior management staffs

The following table illustrated an example of the calculation formula:

Audited Results for Sprott-Shaw Group (in MM)	F2011 Targets
Revenue	$35,139,193
EBITDA	$5,540,844
Net Profit	$4,274,546

		Dollar Amount
Bonus Plan based on % of Revenue	0.25%	$87,848
Bonus Plan based on % of EBITDA	0.50%	$27,704
Bonus Plan based on % of Net Profit	0.75%	$32,059
Annual Base Salary		$180,000
Annual Total Package (for illustration purposes only)		$327,611

Terms &Conditions:

1.	EBITDA & Net Profit margin percentage shall be consistent if not better of prior year
2.	In the event of EBITDA or Net Profit margin erosion by more than 0.5% variance, the bonus formula for Revenue calculationwill be adjusted by 0.125% from 0.25% of Revenue to 0.125% of Revenue
3.
net profit is before interco interest and management fees but after accrued bonus, minority interest and income tax; EBITDA is before interco management fees but after accrued bonus and minority interest